Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-98775, 333-106909, 333-120349 and 333-120350 on Form S-3 and Registration Statement Nos. 333-99597, 333-103368, and 333-118347 on Form S-8 of our report dated March 11, 2005, (March 1, 2006, as to the effects of the discontinued operations described in Note 10), relating to the consolidated financial statements of Equity One, Inc. and subsidiaries as of December 31, 2004, and for each of the two years in the period then ended appearing in this Annual Report on Form 10-K of Equity One, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP
Miami, Florida
March 1, 2006